UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant    [ X ]

Filed by a Party other than the Registrant   [ _ ]

Check the appropriate box:

[ _ ]           Preliminary Proxy Statement
[ _ ]           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ X ]          Definitive Proxy Statement
[ _ ]           Definitive Additional Materials
[ _ ]           Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

GENIUS PRODUCTS, INC.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

[ X ]           No fee required.

[ _ ]           Fee computed on table below per Exchange Act Rules 14a-6(i)(4) or 0-11.

(1)	Title of each class of securities to which transaction applies: ______________________________________
(2)	Aggregate number of securities to which transaction applies: _____________________________________
(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
(set forth the amount on which the filing fee is calculated and state how it was determined):  ______________

(4)	Proposed maximum aggregate value of transaction: _____________________________________________
(5)	Total fee paid: _________________________________________________________________________

[ _ ]         Fee paid previously with preliminary materials.

[ _ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and date of filing.

(1)	Amount previously paid: _________________________________________________________________
(2)	Form, schedule or Registration Statement No.: _________________________________________________
(3)	Filing party: ___________________________________________________________________________
(4)	Date filed: ____________________________________________________________________________

GENIUS PRODUCTS, INC.
2230 Broadway
Santa Monica, California 90404
(310) 453-1222

November 13, 2007

Dear Stockholder of Genius Products, Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders of Genius Products, Inc. to be held at our offices located at 2230 Broadway, Santa Monica, California 90404, at 2:00 p.m. local time on Wednesday, December 5, 2007.

We have provided details of the business to be conducted at the Annual Meeting in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

In order for us to have an efficient meeting, please sign, date and return the enclosed proxy promptly in the accompanying reply envelope.  If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

  We look forward to seeing you at the Annual Meeting.

Sincerely, Trevor Drinkwater Member of the Board, President and Chief Executive Officer

Santa Monica, California

YOUR VOTE IS IMPORTANT

In order to assure your representation at the Annual Meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope.  You do not need to add postage if mailed in the United States.  Voting instructions are included with your proxy card.

GENIUS PRODUCTS, INC.
2230 Broadway
Santa Monica, California  90404
(310) 453-1222

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:       Tuesday, December 5, 2007

Time:       2:00 p.m. PST

Place:      Genius Products, Inc.
2230 Broadway
Santa Monica, California 90404

The meeting is being held for the following purposes:

1.	To elect seven directors to our Board of Directors to serve until their successors are duly elected and have qualified.

Note: Seven individuals have been nominated for director.  Two of these individuals are nominated for election by the holders of our common stock (the “Common Stock Nominees”), and five of these individuals are nominated for election by the holders of our Series W Preferred Stock (the “Series W Nominees”). We are only soliciting your proxy for election of the Common Stock Nominees.  The Weinstein Company Holdings LLC and its first-tier subsidiary, W-G Holding Corp., together hold all of the outstanding shares of our Series W Preferred Stock and are entitled to vote for the Series W Nominees at the Annual Meeting.

2.	To transact such other business as may properly be brought before the Annual Meeting or any adjournments thereof.

Only stockholders of record at the close of business on October 29, 2007 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON.

WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, YOU ARE URGED TO FILL IN THE ENCLOSED PROXY AND TO SIGN AND FORWARD IT IN THE ENCLOSED BUSINESS REPLY ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED.  ANY STOCKHOLDER WHO SIGNS AND SENDS IN A PROXY MAY REVOKE IT BY EXECUTING A NEW PROXY WITH A LATER DATE, BY WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF THE COMPANY AT ANY TIME BEFORE IT IS VOTED, OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES OF STOCK THAT YOU HOLD.  YOUR COOPERATION IN PROMPTLY RETURNING YOUR PROXY WILL HELP LIMIT EXPENSES INCIDENT TO PROXY SOLICITATION.

By Order of the Board of Directors
Santa Monica, California November 13, 2007	Trevor Drinkwater Member of the Board, President and Chief Executive Officer

Stephen K. Bannon Chairman, Board of Directors

GENIUS PRODUCTS, INC.
2230 Broadway
Santa Monica, California 90404
___________________________

PROXY STATEMENT
___________________________

Solicitation of Proxies

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Genius Products, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held at our offices located at 2230 Broadway, Santa Monica, California 90404 on Wednesday, December 5, 2007 at 2:00 p.m. local time and at any and all adjournments thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.  Accompanying this Proxy Statement is the Board of Directors’ proxy for the Annual Meeting, which you may use to indicate your vote as to the proposal described in this Proxy Statement.  In addition to solicitation by use of the mail, certain of our officers and employees may, without receiving additional compensation therefor, solicit the return of proxies by telephone, telegram or personal interview.  We have requested that brokerage houses and custodians, nominees and fiduciaries forward soliciting materials to their principals, the beneficial owners of common stock, and have agreed to reimburse them for reasonable out-of-pocket expenses in connection therewith.

Revocation of Proxies

All Proxies which are properly completed, signed and returned to us prior to the Annual Meeting, and which have not been revoked, will be voted in favor of the proposal described in this Proxy Statement unless otherwise directed.  A stockholder may revoke his or her proxy at any time before it is voted either by filing with our Secretary, at our principal executive offices, a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and expressing a desire to vote his or her shares in person.

The Weinstein Company LLC

On July 21, 2006, we completed a strategic transaction with The Weinstein Company Holdings LLC (“TWC Holdings”) and launched a venture named Genius Products, LLC (the “Distributor”) to exploit the exclusive U.S. home video distribution rights to feature films and direct-to-video releases owned or controlled by The Weinstein Company LLC (“TWC”).  Under the terms of the transaction, we contributed substantially all of our assets, employees and businesses to the Distributor, which also holds the exclusive U.S. home video distribution rights for filmed entertainment and direct-to-video product of TWC.  The venture also operates the former businesses of Genius Products, Inc., including the marketing, sales and distribution of other major branded entertainment content.  The Distributor is owned 70% by TWC Holdings and its first-tier subsidiary, W-G Holding Corp. (“W-G Holding”), and 30% by us.  As part of the transaction with TWC Holdings, we issued to TWC Holdings and W-G Holding an aggregate of 100 shares of Series W Preferred Stock entitling them to certain voting rights at the Annual Meeting, as described further below.

Record Date and Voting

The close of business on October 29, 2007 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment of the Annual Meeting.  As of the record date, we had outstanding 67,673,344 shares of common stock, par value $.0001 per share, and 100 shares of Series W Preferred Stock, par value $.0001 per share.  As previously disclosed, our Board of Directors has approved, and out stockholders have executed written consents approving, a reverse stock split of our common stock in an exchange ratio of (i) one-for-five, (ii) one-for-six, (iii) one-for-seven, or (iv) one-for-eight (the “Reverse Stock Split”).  Our Board of Directors has retained the discretion of whether to implement the Reverse Stock Split and which exchange ratio to implement.  Our Board has not yet determined whether to implement the Reverse Stock Split or which exchange ratio to implement.

Since the record date of the Annual Meeting was fixed as of October 29, 2007, the Reverse Stock Split, if implemented on or prior to the date of the Annual Meeting, will not affect the voting of shares at the Annual Meeting.  Each holder of record of our common stock as of the record date will be entitled to vote on all matters coming before the Annual Meeting based on one vote for each share held on October 29, 2007, regardless of whether the Reverse Stock Split has occurred as of the Annual Meeting date.

The holders of record of Series W Preferred Stock, in the aggregate, are entitled to such number of votes (other than with respect to the election of the Common Stock Nominees described below under Proposal 1) equal to the greater of (i) the number of votes attributable to shares of Company common stock that TWC Holdings and its permitted transferees (which are described in our Amended and Restated Certificate of Incorporation) beneficially own, including without limitation those shares of common stock which they have the right to acquire, upon conversion, exchange or redemption of Class W Units of the Distributor, less the number of votes attributable to the shares of Company common stock which TWC Holdings and its permitted transferees may vote directly; and (ii) the number of votes that, together with all other votes entitled to be directly cast by the holders of Series W Preferred Stock, entitle the holders of Series W Preferred Stock to exercise one vote more than one-half of all votes entitled to be cast at the Annual Meeting.

All proxies which are returned will be counted by the Inspector of Elections in determining the presence of a quorum and on each issue to be voted on for which a vote was cast.  An abstention from voting or a broker non-vote will not be counted in the voting process.

Stockholders may revoke any proxy before it is voted by attendance at the Annual Meeting and voting in person, by executing a new proxy with a later date, or by giving written notice of revocation to our Secretary.

The shares represented by proxies that are returned properly signed will be voted in accordance with each stockholder’s directions.  If the proxy card is signed and returned without direction as to how they are to be voted, the shares will be voted as recommended by our Board of Directors.

Mailing of Proxy Statement and Proxy Card

We will pay the cost for preparing, printing, assembling and mailing this Proxy Statement and the proxy card and all of the costs of the solicitation of the proxies.

Our principal executive offices are located at 2230 Broadway, Santa Monica, California 90404.  This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about November 15, 2007.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What proposals will stockholders be voting on at the Annual Meeting?

The following matters are scheduled to be voted on at the Annual Meeting:

•	Proposal 1: Election of seven directors to our Board of Directors to serve until their successors are duly elected and have qualified.

Note: Seven individuals have been nominated for director.  Two of these individuals are nominated for election by the holders of our common stock (the “Common Stock Nominees”), and five of these individuals are nominated for election by the holders of our Series W Preferred Stock (the “Series W Nominees”). We are only soliciting your proxy for election of the Common Stock Nominees.  The Weinstein Company Holdings LLC and its first-tier subsidiary, W-G Holding Corp., together hold all of the outstanding shares of our Series W Preferred Stock and are entitled to vote for the Series W Nominees at the Annual Meeting.

If any other matter is properly presented for approval at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares in his or her discretion.

How many votes are needed to approve each proposal?

The votes required to approve each proposal are as follows:

•	Proposal 1: Directors will be elected by plurality vote, and votes that are withheld will be excluded entirely from the vote and will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting.  Under our bylaws, a quorum will exist if there is present, in person or by proxy, the holders of shares of stock having a majority of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote at the Annual Meeting.

Your shares will be counted toward the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the Annual Meeting or a majority of the votes present at the Annual Meeting may adjourn the Annual Meeting to another date.

Who is soliciting my proxy?

Our Board of Directors.

How does your Board of Directors recommend that I vote?

The Company’s Board of Directors recommends that stockholders vote “FOR” each of the two nominees identified herein as the Common Stock Nominees.

Who is entitled to vote at the Annual Meeting?

Only holders of record of common stock and Series W Preferred Stock as of the close of business on October 29, 2007 will be entitled to notice of the Annual Meeting and will be entitled to vote at the Annual Meeting.

Where and when is the Annual Meeting?

The Annual Meeting will be held at the at 2:00 p.m. local time at our offices located at 2230 Broadway, Santa Monica, California 90404 on Tuesday, December 5, 2007.

Where can I vote my shares?

You can vote your shares where indicated by the instructions set forth on the proxy card, or you can attend and vote your shares in person at the Annual Meeting.

May I change my vote after I have mailed my signed proxy card?

Yes.  Just send in a written revocation or a later dated, signed proxy card before the Annual Meeting or attend the Annual Meeting and vote in person.  Simply attending the Annual Meeting, however, will not revoke your proxy – you would have to vote at the Annual Meeting in order to revoke your proxy.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts.  Please complete, sign and return each proxy card to ensure that all of your shares are voted.

What do I need to do now?

Please vote your shares as soon as possible, so that your shares may be represented at the Annual Meeting.  You may vote by signing and dating your proxy card and mailing it in the enclosed return envelope, or you may vote in person at the Annual Meeting.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies.  In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication.  Directors and employees will not be paid any additional compensation for soliciting proxies.  We also may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Whom should I call if I have questions?

If you have any questions about any of the proposals on which you are voting, you may call or write to:

Genius Products, Inc.
Attn: Corporate Secretary
2230 Broadway
Santa Monica, California 90404
Telephone:  (310) 453-1222
Facsimile:   (310) 453-0074

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting.  Final voting results will be published in our annual report on Form 10-K for the year ending December 31, 2007.

PROPOSAL 1
ELECTION OF DIRECTORS

In accordance with our Amended and Restated Certificate of Incorporation, the Board of Directors consists of seven members.  At each annual meeting of stockholders, directors are elected until their successors are elected or appointed.  Our bylaws provide for the election of directors at the Annual Meeting of Stockholders.

The Board of Directors proposes the election of the seven nominees listed below as members of the Board of Directors.  If elected, the nominees are expected to serve for the ensuring year or until their successors are elected or appointed.

Unless marked otherwise or if authority is withheld, proxies received will be voted FOR the election of each of the two Common Stock Nominees named below.  If any such person is unable or unwilling to serve as a nominee for the office of director at the date of the Annual Meeting or any postponement or adjournment thereof, the proxies may be voted for a substitute nominee, designated by the proxy holders or by the present Board of Directors to fill such vacancy.  The Board of Directors has no reason to believe that any such nominee will be unwilling or unable to serve if elected a director.

Nominees

All nominees are currently directors, and each nominee has agreed to be named in this proxy statement and to serve if elected.  The age indicated and other information in each nominee’s biography is as of September 30, 2007.

Common Stock Nominees– Directors Nominated for Election by Holders of Common Stock

The following two individuals are the nominees for election by the holders of common stock.  We are soliciting your proxy for election of these two individuals.

Stephen K. Bannon Age 53 Director since March 2005 Chairman, Board of Directors
Mr. Bannon was appointed as a director and Chairman of the Board of Genius Products, Inc. (the “Company”) in March 2005 in connection with our acquisition of American Vantage Media Corporation (“AVMC”).  Mr. Bannon has also served as an outside consultant to the Company since July 20, 2006.  Mr. Bannon served as the Chief Executive Officer of AVMC from May 2004 until our acquisition of AVMC in March 2005.  From January 2004 to April 2004, Mr. Bannon provided executive and management services to AVMC as a consultant.  From April 2002 to December 2003, Mr. Bannon served as Head, Strategic Advisory Services for The Firm, a leading talent management company in the entertainment and media industries. Prior to that, from April 1990 to July 1998, Mr. Bannon served as Chief Executive Officer of Bannon & Company, Inc., an investment banking firm specializing in the entertainment, media and communications industries.  In July 1998, Bannon & Company, Inc. was sold to Société Generalé and Mr. Bannon became head of The Media and Entertainment Group as part of this transaction.   Mr. Bannon began his investment banking career in 1984 with Goldman Sachs, Inc. where he worked as a Mergers and Acquisitions Investment Banker until 1990.  Mr. Bannon was appointed Chairman of the Board of Points International in February 2007.  Mr. Bannon has a Masters of Arts from Georgetown University and an MBA from Harvard Business School where he graduated with honors.  Mr. Bannon was a Naval Officer for seven years from 1976-1983 including four years of sea-duty aboard the USS Paul F. Foster “DD964”.  Mr. Bannon was awarded the Navy Expeditionary Medal in 1981 for service in the Persian Gulf during the Iranian Hostage Crisis.

Trevor Drinkwater Age 40 Director since July 2005 President and Chief Executive Officer
Mr. Drinkwater has served as a director of the Company since July 2005, and has served as the Company’s President and Chief Executive Officer since February 2005.  Mr. Drinkwater has also served as the President and Chief Executive Officer of the Distributor since the closing of the Company’s transaction with The Weinstein Company LLC on July 21, 2006.  From July 2004 to February 2005, Mr. Drinkwater served as the Company’s Executive Vice President of DVD Sales. Prior to that, he served as Chief Operating Officer of Take-Two Interactive Software, Inc. from 2003-2004, Senior Vice President of Sales & Sales Operations at Warner Home Video, Inc. from 1999-2003 and worked for The Perrier Group of America, now known as Nestle Waters, from 1989-1999, where he started in field sales and progressed to General Manager.

Series W Nominees– Directors Nominated for Election by Holders of Series W Preferred Stock

The following five individuals are the nominees for election by the holders of Series W Preferred Stock.  We are not soliciting your proxy for election of these individuals.  The Weinstein Company Holdings LLC and its first-tier subsidiary, W-G Holding Corp., as the holders of the outstanding shares of Series W Preferred Stock, are entitled to elect up to five directors at our Annual Meeting of Stockholders.  The following five individuals have been nominated for election by the holders of Series W Preferred Stock at our Annual Meeting, and it is expected that these individuals will be elected.  Following their election, these nominees would be deemed to be “Series W Directors,” pursuant to the terms of our Amended and Restated Certificate of Incorporation.

The holders of the Series W Preferred Stock are also entitled, at any time, to remove, without cause, from office any Series W Director and to fill any vacancy caused by the resignation, death or removal of any Series W Director.  Vacancies on the Board of Directors resulting from the death, resignation or removal of any Series W Director may be filled by the remaining Series W Directors, to hold office until a qualified successor is elected by the holders of Series W Preferred Stock at the next regular or special meeting of our stockholders.

Bradley A. Ball Age 57 Director since December 2006 Senior Partner, Moroch
Mr. Ball has served as a director since December 12, 2006. Mr. Ball is currently Senior Partner at Moroch, a full-service advertising firm, where he has served since early 2007.  Prior to that, Mr. Ball most recently served as President of Warner Bros.’ Domestic Theatrical Marketing division. While at Warner Bros., he directed all areas of film marketing for Warner Bros.’ North American operations and the release of over 90 films, including “You’ve Got Mail,” “The Matrix” and “Harry Potter and the Sorcerer’s Stone.” He also served as Chairman of the Time Warner Marketing Council, integrating all divisions of Warner Bros. in cross-divisional marketing efforts to maximize efforts resulting from the AOL-Time Warner merger. Further, Mr. Ball was a key player in Warner Bros.’ first entry into “original” IMAX content, spearheading production and corporate sponsorship for the film “NASCAR 3D, the IMAX Experience.” Before joining Warner Bros., Mr. Ball worked as Senior Vice President and Chief Marketing Officer for McDonald’s Corporation’s domestic business. During his tenure at McDonald’s, he directed U.S. marketing plans for over 10,000 restaurants, 2,800 franchises and their multiple agency system. His contributions included being co-architect of the Disney and McDonald’s global alliance, the Atlanta Olympics campaign, numerous Super Bowl advertisements and the launch of McDonald’s “Did Somebody Say McDonald’s?” branding campaign. Mr. Ball began his career at Davis, Johnson, Mogul and Colombatto, a Los Angeles based advertising agency where he worked his way to partner.

James G. Ellis Age 60 Director since February 2005 Dean, The Marshall School of Business
Mr. Ellis has served as a director since February 2005.  Mr. Ellis is the Dean of The Marshall School of Business at the University of Southern California, having been appointed in April 2007.  Prior to that, Mr. Ellis was USC’s Vice Provost for Globalization, responsible for building the school’s brand on a worldwide basis.  He has served as the Vice Dean of External Relations at The Marshall School of Business, and as the Associate Dean of the Undergraduate Business Program. In addition, he is Professor of Marketing, a position he has held since 1997. Prior to joining academia, Mr. Ellis held various senior executive positions in established companies as well as in entrepreneurial ventures. He is a founding director of Professional Business Bank in Pasadena, California, and currently serves on a number of corporate and non-profit boards, including, among others, the board of the Fixed Income Funds of the Capital Group. He is also a member of the Chief Executives Organization and World Presidents Organization, and is a graduate of the Fixed Income Funds of The Capital Group.  He is also a member of the Chief Executives Organization and World Presidents Organization, and is a graduate of the University of New Mexico and The Harvard University Graduate School of Business Administration.

Herbert Hardt Age 64 Director since October 2005 Principal, Monness, Crespi, Hardt & Co.
Mr. Hardt has served as a director since October 2005.  Mr. Hardt has been a principal of Monness, Crespi, Hardt & Co., Inc., an equity research and trading firm, since 1980.  From 1976 to 1979, he served as Vice President of Fidelity Management and Research (Bermuda).  Mr. Hardt worked at Fidelity Management and Research in Boston, first as an analyst and then as fund manager of Essex Fund and Trend Fund from 1971-1976.  Mr. Hardt received his Bachelor of Arts with a Concentration in Engineering and Applied Physics from Harvard College in 1965 and his Master of Business Administration from Harvard University in 1971.  He also attended graduate school in applied mathematics at the University of Bern in Bern, Switzerland.  From 1966-1969 Mr. Hardt served in the military with the 82nd Airborne Division.  Mr. Hardt also serves on the board of directors of E-Room Systems.

Larry Madden Age 42 Director since July 2006 Executive Vice President & CFO, The Weinstein Company
Mr. Madden has served as a director since July 21, 2006.  Mr. Madden has served as Executive Vice President and Chief Financial Officer of The Weinstein Company since July 2005.  From March 2005 to June 2005, Mr. Madden served as President, Digital Media Solutions for Loudeye Corp., a supplier of white label music platforms and business-to-business digital media distribution services.  During his tenure at Loudeye, Mr. Madden also served as Executive Vice President and Chief Financial Officer from March 2004 to March 2005.  Prior to this, he served as Executive Vice President, Chief Financial Officer and Chief Administrative Officer for EMAK Worldwide, Inc., a Los Angeles based provider of integrated marketing services, from November 2000 to January 2004. He also served as Executive Vice President and Chief Financial Officer for Atomic Pop, an online music distribution and marketing venture, and as Senior Vice President and Chief Financial Officer for the recorded music and music publishing investments of Wasserstein Co., Inc., an investment bank. Earlier in his career, Mr. Madden held executive financial roles at Def Jam Recordings and PolyGram International. He began his career at Ernst & Young.

Irwin Reiter Age 48 Director since July 2006 Executive Vice President of Accounting and Financial Reporting, The Weinstein Company
Mr. Reiter has served as a director since July 21, 2006.  Mr. Reiter has served as Executive Vice President of Accounting and Financial Reporting for The Weinstein Company since October, 2005.  Prior to joining The Weinstein Company, Mr. Reiter held various positions at Miramax Films from 1989-2005, including Controller, Chief Financial Officer and Executive Vice President of Accounting and Financial Reporting.  During his tenure at Miramax, Mr. Reiter was responsible for all aspects of general ledger and financial reporting as well as overseeing the participation reporting department.  He worked on all financial aspects of the company, including key vendor relationships, key licensing relationships as well as overseeing the financial reporting and accounting department.  Prior to working for Miramax, Mr. Reiter held the position of Manager of Financial Reporting at Tri- Star Pictures from 1985-1989.  Mr. Reiter is a CPA with an MBA in finance from Hofstra University.

Directors’ Meetings and Committees

The Board of Directors and its committees meet throughout the year on a set schedule and also hold special meetings and act by written consent from time to time as appropriate.

During the 2006 fiscal year our Board of Directors held 10 meetings.

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee.  The following table lists the chairperson and members of each committee and the number of meetings held by each committing during fiscal 2006.

Director	Audit Committee	Compensation Committee	Nominating Committee
Stephen K. Bannon	-	-	-
Trevor Drinkwater	-	-	-
James G. Ellis	Member	Chairman	Member
Herbert Hardt	Chairman	Member	Member
Larry Madden	-	-	-
Irwin Reiter	-	-	-
Bradley A. Ball	Member	Member	Chairman
Number of meetings held in fiscal 2006	6	3	0

Audit Committee.   The audit committee currently consists of Messrs. Hardt, Ellis and Ball. Our Board of Directors has determined that Mr. Hardt is an audit committee financial expert as defined under applicable rules of the Securities and Exchange Commission, and that Messrs. Hardt, Ellis and Ball are independent under the rules applicable to NASDAQ listed companies. The audit committee, among other things, reviews the scope and results of the annual audit and other services provided by our independent auditors and reviews and evaluates our accounting policies and systems of internal controls. Our Board of Directors has adopted a written charter for the audit committee, which establishes operating guidelines for the audit committee. Effective May 6, 2003, the Securities and Exchange Commission adopted rules that require that before our auditor is engaged by us to render any auditing or permitted non-audit related services, the engagement must be approved by our Audit Committee or entered into pursuant to pre-approval policies and procedures established by the Audit Committee, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee’s responsibilities to management.

Our Audit Committee requires advance approval of all audit, audit- related, tax and other services performed by the independent auditor.  Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it.

Compensation Committee. The compensation committee currently consists of Messrs. Ellis, Hardt and Ball. The compensation committee, among other things, reviews and approves the salaries, bonuses and other compensation payable to our, and the Distributor’s, directors, executive officers and employees and administers and makes recommendations concerning our employee benefit plans.

Nominating Committee.  The nominating committee currently consists of Messrs. Ball, Ellis and Hardt.  The nominating committee is responsible for administering our corporate governance systems, recommending proposed new members of our Board of Directors, evaluating the independence of our current and prospective directors, and reviewing the suitability of each member of our Board of Directors for continued service. The nominating adopted a charter in June 2007.

It is the nominating committee’s policy to consider candidates recommended by stockholders. If a stockholder wishes to submit a candidate for nomination to our Board of Directors, the stockholder should send a written notice to our Secretary, at 2230 Broadway, Santa Monica, California 90404, Attn: Corporate Secretary. It is the nominating committee’s policy to evaluate candidates proposed by stockholders using the same criteria as for other candidates. The following are among the qualifications that our nominating committee considers when evaluating and selecting candidates for nomination to our Board of Directors: (i) experience in business, finance or administration; (ii) familiarity with our industry; (iii) prominence and reputation; and (iv) whether the individual has sufficient time available to devote to the work of the Board of Directors and one or more of its committees.

In addition, our Board of Directors expects nominees to possess certain core competencies, some of which may include broad experience in business, finance or administration, familiarity with national and international business matters, and familiarity with our industry. In addition to having one or more of these core competencies, board member nominees are identified and considered on the basis of knowledge, experience, integrity, diversity, leadership, reputation and ability to understand our business.

During 2006, each incumbent director attended or participated in at least 75% of the aggregate of:  (i) the total number of meetings of the Board of Directors (during the period for which such director served as a director); and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served (during the period for which such director served on such committees).

Policy Regarding Director Attendance at Annual Meeting of Stockholders

We believe that the annual meeting of stockholders is a good opportunity for the stockholders to meet and, if appropriate, ask questions of the Board of Directors. It is also a good opportunity for the members of the Board of Directors to hear any feedback the stockholders may share with us at the meeting. It is our policy that our directors are invited and strongly encouraged to attend our annual meeting of stockholders. We will reimburse all reasonable out of pocket traveling expenses incurred by the directors in attending the annual meeting. At the time of our 2006 Annual Meeting of Stockholders, we had six directors, all of whom were in attendance at our 2006 Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee.

Code of Ethics

Our Board of Directors has adopted an Amended and Restated Code of Ethics that applies to all of our directors, principal executive officer, principal financial officer, principal accounting officer and controller, as well as all other persons performing similar functions. A copy of such Amended and Restated Code of Ethics has been posted on the Company’s website at www.geniusproducts.com.

Communications between Stockholders and the Board of Directors

Stockholders may communicate with our Board of Directors by writing to:  Board of Directors, Genius Products, Inc., 2230 Broadway, Santa Monica, California 90404.  Communications to individual directors may be sent to the same address.

Board of Director Compensation

The following table sets forth the compensation paid to our non-employee directors in 2006.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Stephen K. Bannon, Chairman	$0	$0	$867,172	$0	$0	$0	$867,172

Bradley A. Ball	$0	$0	$0	$0	$0	$0	$0

James G. Ellis	$0	$0	$399,101	$0	$0	$0	$399,101

Herbert Hardt	$0	$0	$257,692	$0	$0	$0	$257,692

Larry Madden	$0	$0	$0	$0	$0	$0	$0

Irwin Reiter	$0	$0	$0	$0	$0	$0	$0

The Company did not pay outside directors any cash payments for service on our Board of Directors during 2006. We do not reimburse directors for their actual expenses incurred in attending Board meetings. Compensation amounts shown on the table reflect the FAS 123R value of options that became vested during 2006.

We granted fair market value stock options to director Herbert Hardt in June of 2006. The options were granted in two separate groups: the first grant, consisting of 286,347 shares vests in monthly increments over two years beginning in November 2006, and had a per-option grant value (as reported on our financial statements in accordance with FAS 123R) of $1.70 per share; the second grant, consisting of 100,000 shares, vests in equal monthly increments over three years beginning in July 2006 and had a per-option grant value (as reported on our financial statements in accordance with FAS 123R) of $1.70 per share.

Grants to the other directors vest on a monthly basis over a three year period.

Our President and Chief Executive Officer is also a member of the Board of Directors. He receives no additional compensation related to his service on the Board of Directors.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis included below, and has reviewed this document with members of our management team. Based upon the review and discussions that the Compensation Committee had with management regarding the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our annual report.

Members of the Compensation Committee:

James G. Ellis, Chairman
Herbert Hardt
Bradley A. Ball

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF
THE TWO NOMINEES FOR ELECTION BY OUR COMMON STOCKHOLDERS.

OTHER MATTERS

Our directors know of no other matters to be brought before the Annual Meeting.  If any other matters properly come before the Annual Meeting, including any adjournment or adjournments thereof, it is intended that proxies received in response to this solicitation will be voted on such matters in the discretion of the person or persons named in the accompanying proxy form.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Fees of Independent Public Accountants

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young LLP (“E&Y”), Singer Lewak Greenbaum & Goldstein LLP (“SLGG”) and Cacciamatta Accounting Corporation (“CAC”) for the years ended December 31 shown:

(In thousands)	2006			2005
	E&Y	SLGG	CAC	SLGG	CAC
Audit Fees	$1,950	$235	$-	$421	$-
Audit - Related Fees	-	-	-	-	-
Tax Fees	-	-	-	-	-
All Other Fees	-	483	120	258	82
Total	$1,950	$718	$120	$679	$82

All Other Fees incurred during the year ended December 31, 2006 include fees associated with consents and the Company’s transaction with TWC.

Tax Fees

Our principal accountants did not bill us any fees for tax compliance, tax advice and tax planning for our fiscal years ended December 31, 2006 or 2005.

All Other Fees

Our principal accountants did not bill us for any services or products other than as reported above during our fiscal years ended December 31, 2006 or 2005.

Audit Committee Approvals

Effective May 6, 2003, the Securities and Exchange Commission adopted rules that require that before our auditor is engaged by us to render any auditing or permitted non-audit related services, the engagement must be approved by our audit committee or entered into pursuant to pre-approved policies and procedures established by the audit committee, provided the policies and procedures are detailed as to the particular service, the audit committee is informed of each service, and such policies and procedures do not include delegation of the audit committee’s responsibilities to management.

Our audit committee requires advance approval of all audit, audit-related, tax and other services performed by the independent auditor. Unless the specific service has been previously pre-approved with respect to that year, the audit committee must approve the permitted service before the independent auditor is engaged to perform it.

Engagement of Ernst & Young LLP

Effective December 12, 2006, we dismissed SLGG, who had previously served as our independent accountants, and engaged Ernst & Young LLP as our new independent accountants. Our Audit Committee recommended that we change audit firms, directed the process of review of candidate firms to replace SLGG and made the final decision to engage E&Y.

The reports of SLGG on our financial statements for the fiscal year ended December 31, 2005 contained no adverse opinions or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audits of the Company for the fiscal year ended December 31, 2005, and through the date of this report, there were no disagreements with SLGG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of SLGG, would have caused SLGG to make reference thereto in their report on the financial statements for such year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company’s common stock and Series W Preferred Stock as of September 30, 2007, by (i) each person who is known by the Company to own beneficially more than 5% of our common stock or Series W Preferred Stock, (ii) each of the Company’s directors and named executive officers and the executive officers of Genius Products, LLC (the “Distributor”) and (iii) all of the Company’s executive officers, directors and all of the executive officers of the Distributor as a group, in each case based on (a) the Company’s outstanding common stock and Series W Preferred Stock as of September 30, 2007 and (b) the most recent Statements of Beneficial Ownership filed by the applicable shareholder and/or internal Company records.  Except as otherwise listed below, the address of each person is c/o Genius Products, Inc., 2230 Broadway, Santa Monica, California 90404. As of August 31, 2007, there were outstanding 67,488,344 shares of our common stock and 100 shares of our Series W Preferred Stock.

	Shares Beneficially Owned (1)
Name of Owner of Common Stock	Number		Percent
Bradley A. Ball	0		0%
Stephen K. Bannon	829,520	(2)	*
Mitch Budin	180,000	(3)	*
Trevor Drinkwater	2,100,000	(4)	3.11%
James G. Ellis	429,520	(5)	*
Herbert Hardt	345,499	(6)	*
Larry Madden	0		0%
Christine Martinez	255,000	(7)	*
John Mueller	625,000	(8)	*
Michael Radiloff	142,500	(9)	*
Irwin Reiter	0		0%
Rodney Satterwhite	297,000	(10)	*
Michel Urich	200,000	(11)	*
All directors and officers as a group (13 persons)	5,404,039	(12)	8.01%
Bonanza Master Fund, Ltd.	5,199,429	(13)	7.70%
Janus Capital Management	7,239,130	(14)	10.73%
Stephens Investment Management, LLC	3,641,787	(15)	5.40%
Wellington Management Company LLP	8,486,730	(16)	12.58%

Name of Owner of Series W Preferred Stock	Number		Percent
W-G Holding Corp.	1.42857	(17)	1.43%
The Weinstein Company Holdings LLC	98.57143	(17)	98.57%

*           Represents less than 1% of our common stock.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Shares of common stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of September 30, 2007, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.  Except as pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.  The information reflected in this table is based on the Company’s review of the most recent SEC filings for the individuals and entities listed above and the Company’s internal records.

(2)	Includes outstanding options to purchase 829,520 shares exercisable within 60 days of September 30, 2007. Excludes outstanding options to purchase 1,000,000 shares exercisable after that period.

(3)	Includes outstanding options to purchase 180,000 shares exercisable within 60 days of September 30, 2007. Excludes outstanding options to purchase 120,000 shares exercisable after that period.

(4)	Includes outstanding options to purchase 2,100,000 shares exercisable within 60 days of September 30, 2007. Excludes outstanding options to purchase 1,000,000 shares exercisable after that period.

(5)	Includes outstanding options to purchase 429,520 shares exercisable within 60 days of September 30, 2007.

(6)	Includes outstanding options to purchase 345,499 shares exercisable within 60 days of September 30, 2007. Excludes outstanding options to purchase 184,021 shares exercisable after that period.

(7)	Includes outstanding options to purchase 255,000 shares exercisable within 60 days of September 30, 2007. Excludes outstanding options to purchase 45,000 shares exercisable after that period.

(8)	Includes outstanding options to purchase 625,000 shares exercisable within 60 days of September 30, 2007. Excludes outstanding options to purchase 125,000 shares exercisable after that period.

(9)	Includes outstanding options to purchase 142,500 shares exercisable within 60 days of September 30, 2007. Excludes outstanding options to purchase 157,500 shares exercisable after that period.

(10)	Includes outstanding options to purchase 297,000 shares exercisable within 60 days of September 30, 2007. Excludes outstanding options to purchase 183,000 shares exercisable after that period.

(11)	Includes outstanding options to purchase 200,000 shares exercisable within 60 days of September 30, 2007.

(12)	Includes outstanding options to purchase 5,404,039 shares exercisable within 60 days of September 30, 2007. Excludes outstanding options to purchase 2,814,521 shares exercisable after that period.

(13)
Bonanza Master Fund, Ltd. is managed by Bonanza Capital, Ltd., which is managed by Bonanza Fund Management, Inc.  The number of shares indicated includes warrants to purchase 783,830 shares of common stock exercisable within 60 days of September 30, 2007.  The mailing address for Bonanza Master Fund, Ltd. is 300 Crescent Court, Suite 1740, Dallas, Texas 75201.

(14)
The securities reported herein are held by Janus Investment Fund, on behalf of its Series Janus Venture Fund, which is managed by Janus Capital Management.  The number of shares includes (i) 5,814,130 shares held directly by Janus Capital and (ii) a warrant to purchase 1,425,000 shares of common stock.  However, the warrant provides that the number of shares that may be acquired upon exercise of the warrant is limited to the extent necessary to ensure that the total number of shares of common stock then beneficially owned by the warrant holder and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the warrant holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, does not exceed 9.999% of the total number of issued and outstanding shares of common stock (including for such purpose the shares of common stock issuable upon exercise).  The mailing address for Janus Investment Fund is c/o Janus Capital Management, 151 Detroit Street, Denver, Colorado 80206.

(15)
Stephens Investment Management, LLC, in its capacity as investment adviser, may be deemed to beneficially own 3,641,787 shares which are held of record by clients of Stephens Investment Management, LLC.  The principal business address of Stephens Investment Management, LLC is One Sansome Street, Suite 2900, San Francisco, California 94104.

(16)
Wellington Management LLP, in its capacity as investment adviser, may be deemed to beneficially own 8,486,730 shares which are held of record by clients of Wellington Management LLP.  The principal business address of Wellington Management LLP is 75 State Street, Boston, Massachusetts 02109.

(17)	The principal business address for each of W-G Holding Corp. and The Weinstein Company Holdings LLC is 345 Hudson Street, 13th Floor, New York, New York 10014.

Changes in Control

Pursuant to the Amended and Restated Limited Liability Company Agreement of the Distributor, The Weinstein Company Holdings LLC has the right to redeem all or a portion of its interest in the Distributor in exchange for common stock of the Company. The exercise of this right by The Weinstein Company Holdings LLC could result in a change of control of the Company.

EXECUTIVE OFFICERS

Management

The following table sets forth certain information with respect to each of our executive officers, and each of the executive officers of the Distributor, as of September 30, 2007.

NAME	AGE	POSITION
Trevor Drinkwater	40	President and Chief Executive Officer of the Company and the Distributor, Director
John Mueller	44	Executive Vice President and Chief Financial Officer of the Company and the Distributor
Michel Urich	41	Executive Vice President, General Counsel and Secretary of the Company and the Distributor
Mitch Budin	41	Executive Vice President of Sales of the Distributor
Ed Byrnes	62	Executive Vice President, Finance, Systems and Information Technology of the Distributor
Christine Martinez	40	Executive Vice President and General Manager of the Distributor
Michael Radiloff	43	Executive Vice President of Marketing of the Distributor
Rodney Satterwhite	43	Executive Vice President and Chief Operating Officer of the Distributor

Trevor Drinkwater background is discussed above under Proposal 1 – Election of Directors.

John Mueller has served as the Company’s Executive Vice President and Chief Financial Officer since February 1, 2006. Mr. Mueller has also served as the Chief Financial Officer of the Distributor since July 21, 2006. Mr. Mueller joined the Company from Jefferies & Company, Inc., where he served as Senior Vice President of Media and Entertainment Investment Banking in New York. Prior to Jefferies, Mr. Mueller worked for Credit Suisse First Boston in New York and SG Cowen in Los Angeles advising entertainment and media companies from a broad range of sectors including filmed entertainment, video games and internet media. Mr. Mueller began his career in corporate finance at Kimberly-Clark Corporation, a Fortune 500 consumer packaged goods company.

Michel Urich became our Executive Vice President and General Counsel in November 2005, after serving as General Counsel since July 25, 2005. Mr. Urich has also served as Secretary of the Company since December 12, 2005, and as Executive Vice President, General Counsel and Secretary of the Distributor since July 21, 2006. Prior to joining the Company, from August 2001 to June 2005 Mr. Urich served as Senior Vice President and Director of Legal Affairs at Nara Bancorp, Inc., as well as Nara Bank. Mr. Urich has a law degree from the University of London, an LLM from The London School of Ecomonics and an MBA from the University of San Francisco.

Mitch Budin has served as the Distributor’s Executive Vice President of Sales since July 21, 2006. Prior to that, Mr. Budin had served as the Company’s Executive Vice President of Sales since January 6, 2006. Mr. Budin joined us from Dreamworks SKG, where he served as Head of Sales North America, Home Entertainment division, for over five years. At Dreamworks, Mr. Budin was instrumental in developing sales and marketing strategies and launching some of the industry’s biggest selling DVDs, including Madagascar, Gladiator, Shrek, Shrek 2 and Shark Tale, among others. He joined Dreamworks from Warner Home Video, where he held a number of sales and sales management positions during his nine-year tenure. Budin received his BS from Towson University.

Ed Byrnes was appointed as the Distributor’s Executive Vice President, Finance, Systems and Information Technology, on March 5, 2007. Mr. Byrnes joined the Distributor from Warner Bros., where during a 30-year tenure with Warner Bros. he served in a number of senior positions in both the music and filmed entertainment groups, most recently serving as Executive Vice President, Worldwide Finance, Systems and IT, a position he had held since 2000. In 1980, Mr. Byrnes was instrumental in the creation of Warner Bros.’ International Home Entertainment group, initially setting up the UK company, thereafter managing the EMEA region (Europe, Middle East and Africa) and, from 1985 through 2000, serving as International Executive Vice President and General Manager.

Christine Martinez has served as the Distributor’s Executive Vice President and General Manager since July 21, 2006. Prior to that, Ms. Martinez had served as the Company’s Executive Vice President and General Manager since September 2005. Prior to joining us, Ms. Martinez was a Sales and Marketing Executive at Warner Home Video from April 1996 to May 2005. Her last executive appointment with Warner Home Video was as Vice President, Marketing - Non Theatrical, from November 2003 until her departure from the company. Ms. Martinez also had a three-year tenure in sales, from March 1993 to April 1996, with WEA Corp., a former Time Warner division. Ms. Martinez holds a BBA from the University of Texas at Austin.

Michael Radiloff  has served as the Distributor’s Executive Vice President of Marketing since July 21, 2006. Prior to that, Mr. Radiloff had served as the Company’s Executive Vice President of Marketing since October 2005. Mr. Radiloff is a senior marketing executive with 16 years of entertainment and packaged goods marketing experience with industry-leading companies. He was most recently at Warner Home Video as Vice President of Theatrical Catalog Marketing from May 2001 to September 2005 and as Director of DVD Marketing from March 2000 to April 2001. As the person responsible for releasing Warner’s vast film library onto DVD, Mr. Radiloff launched over 100 new DVD releases annually. Prior to that, he worked as a Brand Marketing Manager at Disney Interactive and Activision. Mr. Radiloff holds an MBA from Stanford Graduate School of Business.

Rodney Satterwhite has served as the Distributor’s Executive Vice President and Chief Operating Officer since July 21, 2006. Prior to that, Mr. Satterwhite had served as the Company’s Executive Vice President and Chief Operating Officer since November 2005, after serving as our Executive Vice President of Operations from April 2005 to November 2005 and our Vice President, Sales Services from July 2004 to April 2005. Mr. Satterwhite has over 22 years of management experience in entertainment and retail operations, merchandising and strategy. While at Giant Foods Inc. from October 1986 to May 1998 he gained management experience in the areas of manufacturing, sourcing, distribution, cost accounting, finance, merchandising and category management. He spent more than five years as an executive at Warner Bros., from May 1998 to February 2004, where he was responsible for developing category management processes as well as revamping non-traditional video markets and rental strategies.>From February 2004 to July 2004, before joining us, he was responsible for revamping trade marketing, sales planning and analysis, inventory/supply and customer service as Take-Two Interactive Software, Inc.’s Vice President of North American Sales Services.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Compensation Program Objectives and Philosophy

We maintain a group of executive compensation programs for our named executive officers (“Named Executive Officers” or “NEOs”) and other senior level executives. Our executive compensation program, taken as a whole, has the following objectives. The primary objective of our executive compensation program is to attract, retain, motivate and develop the types of people which we need to effectively manage our business during this period of unprecedented growth; we seek to employ the best executive talent in our line of business. We want to reward our executives for business achievements and satisfaction of corporate objectives. Additionally, the overall executive compensation program, taken as a whole, should align the interests of the executives with the stockholders’ interests.

In developing our overall executive compensation program and in establishing the pay packages for the NEOs, we strive to meet the following goals:

•	To pay salaries that are competitive in our industry and our geographical market.

•	To use, assuming that it makes sense for the Company and the Distributor, executive pay practices that are commonly found in companies engaged in the entertainment distribution industry.

•	To maintain a ‘pay for performance’ outlook, particularly in our incentive programs

•	To pay salaries, and award merit increases, on the basis of the individual executive’s performance and contributions to our organization.

We view our competitors for executive talent (for compensation purposes) as the entertainment distribution industry.

To attain these goals, we have created an executive compensation program which consists of base pay, a short term cash bonus program and a stock option program. NEOs also participate in the benefit programs that we offer to all full-time employees, and certain NEOs receive additional fringe benefits. The Distributor also maintains employment contracts with each of the NEOs, as well as with other senior executives at the Distributor.

Our executive compensation program rewards executives for Company and individual performance. Company and individual performance are strongly considered when we grant base pay increases and equity awards. The pool of funds to be used for our short term bonus program is decided by our principal preferred stockholder, TWC Holdings; the Compensation Committee of our Board of Directors (the “Compensation Committee”) approves an allocation of the bonus award among the NEOs and other corporate executives with job titles of manager and above.

The Role of the Compensation Committee

Our Compensation Committee operates under a formal charter. The charter provides that the Compensation Committee shall perform the following functions regarding compensation for the NEOs:

•	Review and approve the Company’s and the Distributor’s goals relating to Principal Executive Officer (“PEO”) compensation.

•	Evaluate the PEO’s performance in light of the goals.

•	Make recommendations to the board regarding compensation to be paid to the other NEOs.

•	Annually review, for all NEOs, annual base salary, short term bonus, long term incentives, employment-related agreements and special benefits.

Our Compensation Committee is active; the Committee retained an independent compensation consultant and is involved in all phases of our executive compensation program’s design and operation.

The Components of our Executive Compensation Program

Our executive compensation program consists of three elements: base pay; short term cash bonus and grants of fair market value options in our stock. We use this mix of programs for a variety of reasons:

•	As a package, these types of programs are typically offered by the types of companies from which we would seek executive talent.

•	As a package, these particular programs provide both a current and a long term incentive for the executive officers, thereby aligning the executives’ interests with shareholders.

•	These programs, as a package, provide the executives with short and long term rewards; this serves as a retention, as well as a motivational, device for the executives.

The Distributor also provides NEOs with a package of fringe benefits on the same basis that is provided to all full-time benefits eligible employees. These benefits include such items as health insurance and group term life insurance. We provide certain executives with an additional benefit of an automobile allowance, which is provided for in their employment contracts.

We believe that the package of executive compensation programs that we offer fits our needs well. Our program is competitive; we are able to attract and retain the executive talent that we need to successfully run our business. We do not maintain any type of non-qualified deferred compensation program (either a defined benefit or a defined contribution program) for executives; we do not provide our NEOs life insurance benefits beyond what are available to our other full time employees. We currently believe that the long term incentive component of our executive compensation program, which uses fair market value stock options, provides executives with an incentive as well as putting a portion of their compensation at risk if our share price declines; we do not currently feel the need to provide additional long term incentives to our executives.

We believe that our NEOs should have formalized employment contracts with the Distributor. The existence of a contract gives the Company, the Distributor and the NEO structure as to the other’s expectations from the employment relationship. We also believe that the level of security that an employment contract provides to the executive is an important retention tool; we feel that many of the companies with whom we compete for executive talent offer such agreements, and that we would be at a competitive disadvantage if we did not have them. The salient terms of the employment agreements for the NEOs are as follows:

Trevor Drinkwater, Principal Executive Officer: Mr. Drinkwater signed his employment agreement on July 26, 2005, and it has been amended on December 5, 2005 and July 20, 2006. The initial agreement provided for a base pay of $275,000. The original agreement, which had a two year term, also contained a grant of fair market value options to acquire 1,200,000 shares of our stock; one half of the options were immediately exercisable and one quarter of the options vested on the second and third anniversary of the grant of date, and that vesting could accelerate if certain performance goals were met. Mr. Drinkwater also receives all of the benefits that are made available to all of our full time employees, as well as an $800 monthly automobile allowance. The agreement also provides for severance pay in certain circumstances, which will be discussed below in the “Post-employment Payments” section.

The December 5, 2005 amendment extended the term of the agreement to three years from that date, and gave the Company the ability to extend the term an additional two years. The amendment also granted Mr. Drinkwater an additional 1,000,000 fair market value options to purchase Company stock, which were to vest in equal installments over five years. The July 20, 2006 amendment fixed Mr. Drinkwater’s base salary at $425,000 annually, subject to annual review by the Compensation Committee.

John Mueller, Chief Financial Officer: Mr. Mueller signed his employment agreement on March 10, 2006. The agreement, which has a five year term, provides annual base pay beginning at $250,000 and increasing by $25,000 annually. Additionally, Mr. Mueller is guaranteed an annual bonus of $150,000, and the Company has the discretion to pay him an additional bonus if it is warranted. The agreement also contains a grant of fair market value options to acquire 750,000 shares of our stock; two-thirds of the options were immediately exercisable and one sixth of the options will vest on January 1, 2007 and 2008, respectively. Mr. Mueller also receives all of the benefits that are made available to all of our full time employees, as well as an $800 monthly automobile allowance. The agreement also provides for severance pay in certain circumstances, which will be discussed below in the “Post-employment Payments” section.

Rodney Satterwhite, Executive Vice President and Chief Operating Officer: Mr. Satterwhite signed his employment agreement on December 2, 2005 and it was amended on December 5, 2005. The agreement, as amended, provides for a two year term with annual base pay at a rate of $200,000. The Company has the discretion to provide a year-end performance bonus. The agreement also contains a grant of fair market value options to acquire 75,000 shares of our stock, with the shares vesting in equal installments over five years. Mr. Satterwhite also receives all of the benefits that are made available to all of our full time employees, as well as an $800 monthly automobile allowance. The agreement also provides for severance pay in certain circumstances, which will be discussed below in the “Post-employment Payments” section. Mr. Satterwhite received an increase in base pay to an annual level of $250,000 during 2006.

Christine Martinez, General Manager and Executive Vice President of the Genius Division: Ms Martinez signed her employment agreement on September 26, 2005. The agreement provides for annual base pay at a rate of $200,000. The Company has the discretion to provide a year-end performance bonus. The agreement also contains a grant of fair market value options to acquire 225,000 shares of our stock, with the shares vesting in equal installments over three years. Ms. Martinez also receives all of the benefits that are made available to all of our full time employees. The agreement also provides for severance pay in certain circumstances, which will be discussed below in the “Post-employment Payments” section. Ms. Martinez received a retroactive increase in base pay to an annual level of $250,000 during 2006.

Mitch Budin, Executive Vice President of Sales: Mr. Budin signed his employment agreement on December 5, 2005. The agreement, which has a two year term, provides annual base pay of $210,000 and a guaranteed bonus of $52,500. The Company has the discretion to pay him an additional performance bonus, if warranted, which is limited to no more than 50% of base salary. The agreement also contains a grant of fair market value options to acquire 75,000 shares of our stock, with the shares vesting in equal installments over five years. Mr. Budin also receives all of the benefits that are made available to all of our full time employees, reimbursement of certain expenses related to the maintenance of his home office as well as an $800 monthly automobile allowance. The agreement also provides for severance pay in certain circumstances, which will be discussed below in the “Post-employment Payments” section.

Taken as a whole, we believe that our executive compensation program is a cost-effective method of providing competitive pay to our NEOs.

Our Process for Setting Executive Pay

The Compensation Committee’s focus is to determine the compensation of the Principal Executive Officer and to review the proposals of the Principal Executive Officer regarding the compensation for his direct reports, which include the NEOs. In 2006, the Compensation Committee made the final decision on all aspects of NEO pay. In 2007, the Compensation Committee will present recommendations to the entire Board of Directors for their approval.

Our executive compensation process begins with our human resources department providing various types of pay information to the Principal Executive Officer for his evaluation and eventual submission of each executive’s total pay package to the Compensation Committee for its determination. We maintain a pay structure with ranges for each type of compensation (base pay, short term incentive, equity grant) for the NEOs, as well as for other executives. We have developed this structure using various compensation surveys, compensation consultants and our knowledge of our industry. When we are recruiting to fill an executive position, we also seek the advice of the recruiting firms that we retain when setting pay profiles and making employment offers.

During 2006, the Company retained various compensation consulting firms to look at different aspects of executive pay. The Chairman of the Board and the Compensation Committee retained an independent compensation consulting firm to perform a compensation assessment for selected positions, including the NEOs. In preparing the report, the consultant used a group of peer companies, which included Advanced Marketing Services, Image Entertainment, Lions Gate Entertainment and Marvel Entertainment.

Our process for determining the value of each component of executive pay functioned in the following manner for 2006:

Base pay: Base compensation for all of our NEOs is provided for in their respective employment agreements, and the Company has the ability to make annual increases to the base pay level. Looking at information compiled by outside consultants and our human resources department, the Principal Executive Officer makes a recommendation for executive base pay increases to the Compensation Committee. The Compensation Committee reviews the information provided by the Principal Executive Officer and its supporting data, and makes a determination of annual base pay increases.

The Compensation Committee awarded the following base pay increases to the NEOs; the increases were effective on January 1, 2007.

NEO	Annualized 2006 Base	Annual Increase	Annualized 2007 Base	Percentage Increase

John Mueller, Principal Financial Officer	$250,000	$25,000	$275,000	10%

Rodney Satterwhite, Executive Vice President and Chief Operating Officer of the Distributor	$250,000	$25,000	$275,000	10%

Christine Martinez, Executive Vice President and General Manager of the Distributor	$250,000	$25,000	$275,000	10%

Mitch Budin, Executive Vice President of Sales of the Distributor	$210,000	$65,000	$275,000	31%

The Executive Vice President of Sales received a larger raise than the other NEOs because further analysis by the Compensation Committee indicated that the position was underpaid and the Compensation Committee wanted to establish an equitable level of base bay amounts for this group of senior executives.

Annual bonus: Our annual bonus program for executives for 2006 was administered in the following manner. Our principal preferred shareholder, TWC Holdings, authorized funding a bonus pool of a specific dollar amount to be awarded to a group of executive employees; this amount was determined, in part, on 2006 operating results. This group includes the NEOs as well as managers, senior managers, directors, executive officers, vice presidents and certain members of the sales department. Once TWC Holdings provided the Company with the overall amount of the bonus pool, the PEO made a proposal to the Compensation Committee regarding the amount of bonus awards to the executive employees including the NEOs, but excluding himself. In making the proposals regarding NEO compensation, the PEO considered various factors, including the particular NEO’s base salary, the ranges for bonuses maintained by the Company for the particular NEO’s position, competitive compensation information, the NEO’s role in the Company, and his or her contribution to the Company’s success during 2006.

The Compensation Committee considered the PEO’s recommendations, and made a determination of each NEO’s bonus, as well as the bonus for the Principal Executive Officer. The Compensation Committee reviewed various factors when determining the amount of the Principal Executive Officer’s bonus, including the Company’s performance, relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies and the dramatic increase in revenue of our Company in 2006.

The bonuses for 2006 performance, which were paid in 2007, were made on a completely discretionary basis. The Principal Financial Officer and the Executive Vice President of Sales have guaranteed bonuses in their employment contracts; their contracts also give the Company the right to make a discretionary additional bonus to them. The Compensation Committee did not make an additional bonus award to the Principal Financial Officer as a result of 2006 operations.

As the bonus awards are not determined based on any particular Company metric or metrics related to financial performance, the Company does not have a policy that would require that recipients return the bonus to the Company in the event that a restatement of the Company’s financial statements results in a detriment to the Company.

The annual bonus related to 2006 operations for each NEO stated as a percentage of base pay is as follows:

NEO	Annualized 2006 Base	Bonus Awarded	Percentage of Annualized Base

Trevor Drinkwater, Principal Executive Officer	$425,000	$200,000	47%

Rodney Satterwhite, Executive Vice President and Chief Operating Officer of the Distributor	$250,000	$70,000	28%

Christine Martinez, Executive Vice President and General Manager of the Distributor	$250,000	$50,000	20%

Mitch Budin, Executive Vice President of Sales of the Distributor	$210,000	$40,000	19%

Equity grants: The only equity grants that were made to NEOs during 2006 were in connection with employment contracts executed by our Principal Financial Officer and the Executive Vice President of Sales. The equity grants during 2006 to our Executive Vice President of Sales were in the form of Incentive Stock Options (ISOs), which are designed to qualify under Internal Revenue Code Section 422, and to the extent that those grants exceed the ISO limitations, non-qualified stock options. The equity grant during 2006 to our Principal Financial Officer was in the form of non-qualified stock options. All of the options granted in 2006 were valued at fair market value as of the date of grant (as further explained below). Two thirds of the grant to our Principal Financial Officer vested upon the execution of his employment contract; one sixth of the grant vested on January 1, 2007; and the remaining one-sixth of the grant will vest on January 1, 2008. One-third of the grant to our Executive Vice President of Sales vested upon the date of grant of the options; one third will vest on the first anniversary of the date of grant; and the remaining one third will vest on the second anniversary of the date of grant.

In connection with the award of equity grants, the Principal Executive Officer provides the Compensation Committee with a proposal for equity grants as part of the employment contract process. The amount of the grant is based on various factors, including the equity grant ranges for the position which the Company maintains, information from our human resources department and outside consultants. The Compensation Committee reviewed the Principal Executive Officer’s proposal and the underlying information, and makes its determination as to the grant.

We establish the exercise price for our options in the following manner:

For a new hire, the Compensation Committee approves the grant and establishes the price based on the Company’s closing price on the day of Compensation committee approval; however, if the executive has not yet started employment as of the date of Compensation Committee approval, the price is set as the Company’s closing price on the executive’s first day of work.

For a new contract for a current executive, the Compensation Committee approves the grant and establishes the price based on the Company’s closing price on the day of Compensation Committee approval.

Amounts realized in a prior year from annual bonuses or equity awards are not a factor in determining current year equity grants.

We believe that the grant of fair market value stock options, even though there is now a financial statement impact before the options are exercised, continues to provide substantial benefits to the Company and the executive. We benefit because:

•	The options align the executive’s financial interest with the shareholders’ interest.

•	As we do not maintain any other long term incentive plans or non-qualified deferred compensation programs, the options help us hold onto the executives.

The executives benefit because:

•	They can realize additional income if our shares increase in value.

•	They have no personal income tax impact until they exercise the options.

We do not maintain any equity ownership guidelines for our NEOs. We have adopted a corporate policy which expressly prohibits any NEO from trading in derivative securities of our Company, short selling our securities, or purchasing our securities on margin at any time. We do not time the granting of our options with any favorable or unfavorable news relating to our Company. Proximity of any awards to an earnings announcement, market event or other event related to us is purely coincidental.

Because we feel that each of our NEOs provides unique services to us, we do not use a fixed relationship between base pay, short term bonus and equity awards. When the Compensation Committee makes the final decisions about a NEO’s total compensation package for a year, the three elements (base pay, short term bonus and equity award) are considered both individually and as a complete package. We do not take into account amounts that a NEO may have realized in a year as a result of short term bonus awards or stock option exercises when we establish pay levels and goals for the current year. Overall, we believe that our total compensation program for executives is reasonable while being competitive with market peers.

Summary Compensation Table for 2006

The following table shows the compensation for each of the Named Executive Officers for 2006.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Plan Incentive Compensation ($) (g)	Non-Qualified Deferred Compensation Plan Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Trevor Drinkwater, Principal Executive Officer (2)	2006	$333,134	$200,000	—	$1,836,198	—	—	$26,761	$2,396,093

John Mueller, Principal Financial Officer (3)	2006	$224,584	$150,000	—	$620,462	—	—	$9,600	$1,004,646

Rodney Satterwhite, Executive Vice President and Chief Operating Officer (4)	2006	$225,213	$70,000	—	$381,426	—	—	$9,600	$686,239

Christine Martinez, Executive Vice President and General Manager	2006	$241,669	$50,000	—	$339,345	—	—	$0	$631,014

Mitch Budin, Executive Vice President of Sales (5)	2006	$197,046	$92,500	—	$109,245	—	—	$13,100	$411,891

(1)	Discretionary bonuses for 2006 were paid in April 2007, aside from Trevor Drinkwater’s, which was paid in January, 2007.

(2)	All other compensation consists of an $800 per month automobile allowance and $17,161 in relocation expenses.

(3)	Bonus amounts were provided in Mr. Mueller’s employment agreement. All other compensation consists of an $800 per month automobile allowance.

(4)	All other compensation consists of an $800 per month automobile allowance.

(5)
Bonus consists of a $40,000 discretionary bonus and $52,500 of bonuses provided for in Mr. Budin’s employment agreement. All other compensation consists of an $800 per month automobile allowance and a $3,500 bonus relation to the award of premium options.

Grants of Plan-Based Awards for 2006

The following table provides information about awards granted in 2006 to each of the Named Executive Officers.

Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Option Awards

Name and Principal Position (a)	Grant Date (b)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (e)	Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/sh) (k)	Grant Date Fair Value of Stock and Option Awards (l)
Trevor Drinkwater, Principal Executive Officer	None	—	—	—	—	—	—

John Mueller, Principal Financial Officer	03/10/06	—	—	—	750,000	$1.89	$830,850
Rodney Satterwhite, Executive Vice President and Chief Operating Officer	None	—	—	—	—	—	—

Christine Martinez, Executive Vice President and General Manager	None	—	—	—	—	—
Mitch Budin, Executive Vice President of Sales	01/03/06 01/03/06	—	—	—	225,000 75,000	$2.00 $2.31	$263,745 $89,033

Grants of Plan Based Awards

During 2006, the only equity grants that were made to NEOs resulted from the execution of employment contracts by our Principal Financial Officer and the Executive Vice President of Sales. The 2006 equity grants to our Executive Vice President of Sales were in the form of Incentive Stock Options (ISOs), which are designed to qualify under Internal Revenue Code Section 422, and to the extent that those grants exceed the ISO limitations, non-qualified stock options. The equity grant during 2006 to our Principal Financial Officer was in the form of non-qualified stock options. It is our intent to grant all of our options with an exercise price equal to the fair market value of our company stock as of the date of grant (as further explained below). Two thirds of the grant to our Principal Financial Officer vested upon the execution of his employment contract; one sixth of the grant vested on January 1, 2007; and the remaining one-sixth of the grant will vest on January 1, 2008. One-third of the grant to our Executive Vice President of Sales vested upon the date of grant of the options; one third will vest on the first anniversary of the date of grant; and the remaining one third will vest on the second anniversary of the date of grant.

As discussed in the notes to our financial statements for the year ending December 31, 2006, we estimate the fair value of our stock option plans using the Black-Scholes option pricing model (the “Option Model”). The Option Model requires the use of subjective and complex assumptions, including the option's expected term and the estimated future price volatility of the underlying stock, which estimates the fair value of the share-based awards.  Our estimate of expected term in 2006 was determined based on the weighted average period of time that options granted are expected to be outstanding considering current vesting schedules. Beginning in 2006, the expected volatility assumption used in the Option Model changed from being based on historical volatility to implied volatility based on traded options on our stock in accordance with guidance provided in SFAS 123R and SAB 107. The risk-free interest rate used in the Option Model is based on the yield of U.S. Treasuries with a maturity closest to the expected term of our stock options.

We estimated share-based compensation expense for fiscal year 2006 using the Black-Scholes model with the following weighted average assumptions: risk free interest rate—4.0%; expected dividend yield—0%; expected volatility--145.9%; expected life in years—5.3.

We establish the exercise price for our options in the following manner:

For a new hire, the Compensation Committee approves the grant and establishes the price based on the Company’s closing price on the day of Compensation committee approval; however, if the executive has not yet started employment as of the date of Compensation Committee approval, the price is set as the Company’s closing price on the executive’s first day of work.

For a new contract for a current executive, the Compensation Committee approves the grant and establishes the price based on the Company’s closing price on the day of Compensation Committee approval.

Outstanding Equity Awards at Year End

The following table shows the number of shares covered by exercisable and unexercisable options held by the Named Executive Officers on December 31, 2006.

Name and Principal Position (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)

Trevor Drinkwater, Principal Executive Officer (1)	1,200,000 200,000 150,000 175,000 87,500 87,500	800,000 400,000	— — — — — — —	$1.65 $1.88 $2.00 $2.31 $2.00 $3.00 $4.00	7/26/2015 11/7/2015 7/16/2014 11/28/2015 9/30/2014 9/30/2014 9/30/2014
John Mueller, Principal Financial Officer (2)	500,000	250,000	—	$1.89	3/10/2016

Rodney Satterwhite, Executive Vice President and Chief Operating Officer (3)	30,000 75,000 30,000 120,000	150,000	— — — —	$1.63 $1.88 $2.00 $2.10	10/19/2015 11/7/2015 7/16/2014 6/14/2015
	15,000	60,000	—	$2.31	11/28/2015

Christine Martinez, Executive Vice President and General Manager (4)	225,000 15,000	0 60,000	— —	$1.63 $2.31	10/19/2015 11/28/2015

Mitch Budin, Executive Vice President of Sales (5)	75,000 15,000	150,000 60,000	— —	$2.00 $2.31	11/7/2015 11/7/2015

(1)
Mr. Drinkwater’s unvested options vest as follows: (a) the options which expire on 11/7/2015 will vest in equal installments over the next five years; (b) the options which expire on 11/28/2015 will only vest upon the satisfaction of certain performance targets.

(2)	Mr. Mueller’s unvested options will vest as follows: (a) 125,000 shares on January 1, 2007; and (b) 125,000 shares on January 1, 2008.

(3)
Mr. Satterwhite’s unvested options will vest as follows: (a) the options which expire on 11/7/2015 will vest over three years starting from the date of grant; (b) the options which expire on 11/28/2015 will vest over five years with the vesting period beginning six months after the date of grant.

(4)	Ms. Martinez’s unvested options will vest in equal installments over the next four years.

(5)
Mr. Budin’s unvested options will vest as follows: (a) the options which expire on 11/7/2015 will vest in equal installments over the next three years; and (b) the options which expire on 11/28/2015 will vest in equal installments over the next five years.

As we do not maintain any programs for our NEOs that would require inclusion in the “Pension Benefits” or the “Non-Qualified Deferred Compensation” tables, those tables are not included in this report.

Post- Employment Compensation

The Distributor maintains employment arrangements with each of our Named Executive Officers that provide for payments upon their termination of employment in certain circumstances. All of the employment contracts have the following common provisions:

A termination for ‘cause’ occurs if the NEO has:

•	been repeatedly negligent in his or her duties;

•	acted with ‘gross negligence’ or willful misconduct;

•	been dishonest or committed an act of theft, embezzlement, fraud, material breach of confidentiality, unauthorized disclosure or use of inside information, customer lists, or trade secrets;

•	been convicted or plead guilty to a felony or misdemeanor which would harm our reputation;

•	materially breached the employment agreement;

•	materially violated our company policies;

•	engaged in unfair competition or taken other actions which would harm the Company or the Distributor;

•	caused a vendor or customer to terminate any contract with us; or

•	failed to attend Company meetings or frequently visit our offices after receiving written warnings from us.

A Change in Control, which impacts the vesting of options, occurs if:

•	There is a merger or consolidation in which we are not the surviving entity

•	We sell or dispose of all or substantially all of our assets

•	We dissolve or liquidate

•	We enter into a reverse merger where 40% of our voting power is transferred

•	There is a change in the membership of a majority of the Board of Directors in a 36 month period where the new directors were not nominated by the then current board members.

The ability to exercise options for the NEOs is governed by the following rules:

•	Upon a termination for cause, all vested and unvested options are cancelled.

•
Upon death or disability, vested options can be exercised for six months (certain options of Drinkwater and Satterwhite, all of Martinez) or until the options’ expiration date (certain options of Drinkwater and Satterwhite, all of Mueller and Budin); all unvested options are forfeited.

•	Upon termination for good reason, vested options can be exercised for three months after termination; all unvested options are forfeited.

As discussed below, certain NEOs receive additional vesting in certain circumstances.

For purposes of the table information regarding post employment payments, we assume the following:

•	The NEO does not have any severance benefit reduced as a result of obtaining employment with a new employer.

•	For change in control purposes, a change in control occurred on December 31, 2006.

•	The fair market value of Company shares is $2.72, which is the ending share value of December 29, 2006.

•	Termination of employment occurs on December 31, 2006, and the termination of employment for change of control purposes is not for cause.

•	The NEO exercises all outstanding options that can be exercised immediately upon termination and the net profit from the exercise is paid to the NEO in cash.

•	The Principal Financial Officer’s cash severance payment as a result of termination not for cause and change in control is limited to his base salary.

The particular terms regarding post-employment compensation for each NEO are as follows:

Trevor Drinkwater, Principal Executive Officer: If Mr. Drinkwater is terminated without cause, he receives a severance payment not to exceed thirty six months of base pay; this payment is limited to the remaining term of his employment agreement. He also receives health insurance for the remaining term of his employment agreement, with a limit of thirty six months. He also receives an additional twelve months of vesting on his stock options. In the event of a Change in Control, all unvested stock options fully vest.

John Mueller, Principal Financial Officer: If Mr. Mueller is terminated without cause, he receives a severance payment not to exceed eighteen months of base pay and any applicable annual bonus that has been awarded but not paid, based upon the amounts specified in his employment agreement; this payment is limited to the remaining term of his employment agreement. He also receives an additional eighteen months of vesting on his stock options. In the event of a Change in Control, all unvested stock options fully vest.

Rodney Satterwhite, Executive Vice President and Chief Operating Officer of the Distributor: If Mr. Satterwhite is terminated without cause, he receives a severance payment not to exceed twelve months of base pay, based upon amounts specified in his employment agreement; this payment is limited to the remaining term of his employment agreement. He also receives an additional twelve months of vesting on his stock options.

Christine Martinez, Executive Vice President and General Manager of the Distributor: If Ms. Martinez is terminated without cause, she receives a severance payment equal to six months of base pay.

Mitch Budin, Executive Vice President of Sales of the Distributor: If Mr. Budin is terminated without cause, he receives a severance payment not to exceed twelve months of base pay, based upon the amounts specified in his employment agreement; this payment is limited to the remaining term of his employment agreement. He also receives an additional twelve months of vesting on his stock options.

Post-Employment Payments Table

Name and Principal Position	Severance for Cause	Severance Not for Cause	Death, Disability or Retirement	Change in Control

Trevor Drinkwater, Principal Executive Officer	$0	$2,947,134	$1,695,000	$3,454,134

John Mueller, Principal Financial Officer	$0	$793,750	$415,000	$897,500

Rodney Satterwhite, Executive Vice President and Chief Operating Officer	$0	$610,102	$290,952	$610,102

Christine Martinez, Executive Vice President and General Manager	$0	$401,000	$269,850	$401,000

Mitch Budin, Executive Vice President of Sales	$0	$330,000	$60,150	$330,000

REPORT OF THE AUDIT COMMITTEE

The following is the report delivered by the Audit Committee of our Board of Directors with respect to the principal factors considered by such Committee in its oversight of our accounting, auditing and financial reporting practices for fiscal year 2006.

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists our Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices.  Our independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principals.

In discharging their oversight responsibility as to the audit process, the members of our Audit Committee received from our independent auditors, Ernst & Young LLP, the written disclosures and the letter describing all relationships between the auditors and us that might bear on the auditor’s independence, consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the members of our Audit Committee discussed with the auditors any relationships that may impact their objectivity and independence and satisfied themselves as to the auditor’s independence.

The members of our Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The members of our Audit Committee reviewed and discussed our audited financial statements as of and for the fiscal year ended December 31, 2006 with management and the independent auditors.

Based on the review and discussions referred to above, the members of our Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:
Herbert Hardt, Chairman
Bradley A. Ball
James G. Ellis

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,
AND DIRECTOR INDEPENDENCE

TWC Distribution Agreement

On July 17, 2006, the Distributor entered into a distribution agreement with TWC (the “TWC Distribution Agreement”), an affiliate of TWC Holdings and W-G Holding Corp., holders of our Series W Preferred Stock. Pursuant to the TWC Distribution Agreement, TWC granted to the Distributor the right to distribute, advertise, publicize, promote and market DVDs of motion pictures owned or released by TWC for an initial term of approximately five years, subject to early termination provisions described in the TWC Distribution Agreement. Under the TWC Distribution Agreement, after deducting permitted amounts from gross receipts for return reserves, the Distributor’s distribution fee and the Distributor’s reimbursable expenses, the Distributor is required to pay to TWC a portion of the net receipts from the sale of any such DVDs.  As of March 31, 2007, the Distributor has paid to TWC an aggregate of $82.8 million in respect of such receipts.

Bannon Consulting Agreement

Stephen K. Bannon is the chairman of the Company’s Board of Directors. Mr. Bannon is also a principal with Bannon Strategic Advisors, Inc. (“Bannon Strategic Advisors”). On July 20, 2006, the Company and Bannon Strategic Advisors entered into a consulting agreement (the “Consulting Agreement”), pursuant to which Bannon Strategic Advisors has provided the Company with consulting and advisory services. Pursuant to the Consulting Agreement, the Company agreed to pay to Bannon Strategic Advisors a monthly consulting fee of $20,833 for a term of two years (i.e., an aggregate of $500,000) and reimburse Mr. Bannon for expenses incurred in connection with services provided to the Company. The Consulting Agreement was approved by the Board of Directors, with Mr. Bannon abstaining from the vote. On July 21, 2006, the rights and obligations of the Company pursuant to the Consulting Agreement were assigned to the Distributor. On January 2, 2007, the Distributor paid to Bannon Strategic Advisors a bonus of $200,000 for services rendered in 2006, and an additional bonus of $25,000 on March 13, 2007. These bonuses were approved by the compensation committee of the Company’s Board of Directors. Through March 31, 2007, the Company and the Distributor in aggregate have paid Bannon Strategic Advisors $454,679 in respect of consulting fees and reimbursement of expenses incurred pursuant to the Consulting Agreement.

Director Independence

Our Board of Directors is comprised of seven individuals, three of whom (Bradley A. Ball, James G. Ellis and Herbert Hardt) the Company has determined are independent under the rules applicable to NASDAQ listed companies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

A late filing of Form 3 was made by Bradley A. Ball, whose Form 3 was due on December 22, 2006. To the Company’s knowledge, no other person who, at any time during the year ended December 31, 2006, was a director, officer or beneficial owner of more than ten percent of any class of our equity securities registered pursuant to Section 12 of the Exchange Act failed to file on a timely basis, as disclosed in Form 3 and 4 filings, reports required by Section 16(a) of the Exchange Act during the year ended December 31, 2006. The foregoing is based solely upon a review of Form 3 and 4 filings furnished to us during the year ended December 31, 2006, and certain representations from officers and directors of the Company.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

Under Securities Exchange Act Rule 14a-8, any stockholder desiring to submit a proposal for inclusion in our proxy materials for our 2008 Annual Meeting of Stockholders must provide us, at our principal executive offices in Santa Monica, California, a written copy of that proposal by no later than 120 days before the first anniversary of the date of this proxy statement, which is November 13, 2007.  However, if the date of our 2008 Annual Meeting changes by more than 30 days from the date on which our 2007 Annual Meeting was held, then the deadline would be a reasonable time before we begin to print and mail our proxy materials for our 2008 Annual Meeting.  Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are governed by the Securities Exchange Act, the rules of the SEC thereunder and other laws and regulations to which interested stockholders should refer.

Under our Bylaws, to be timely a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 45 days nor more than 75 days prior to the date on which we first mailed our proxy materials for the previous year’s annual meeting of stockholders.  If a stockholder who intends to present a proposal at our 2008 Annual Meeting of Stockholders and who has not sought inclusion of the proposal in our proxy materials pursuant to Rule 14a-8, fails to provide us with notice of such proposal between September 1 and October 1, 2008, then the persons named in the proxies solicited by our Board of Directors for our 2008 Annual Meeting of Stockholders may exercise discretionary voting power with respect to such proposal.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Only one copy of this Proxy Statement and the Annual Report is being delivered to stockholders residing at the same address, unless one or more of such stockholders have notified us of their desire to receive multiple copies of the Proxy Statement.

We will promptly deliver, upon oral or written request, a separate copy of the Proxy Statement and Annual Report to any stockholder residing at the same address as another stockholder and currently receiving only one copy of the Proxy Statement and Annual Report who wishes to receive his or her own copy.  Requests should be directed to our Corporate Secretary by phone at (310) 453-1222 or by mail to Genius Products, Inc., Attn: Corporate Secretary, 2230 Broadway, Santa Monica, California 90404.

ANNUAL REPORT

A copy of our Annual Report on Form 10-K for the 2006 fiscal year has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting.  The Annual Report on Form 10-K is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE

By Order of the Board of Directors
Santa Monica, California November 13, 2007	Trevor Drinkwater Director, President and Chief Executive Officer

[FRONT]

GENIUS PRODUCTS, INC.
2230 Broadway, Santa Monica, California 90404
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of GENIUS PRODUCTS, INC. (the "Company") hereby appoints JOHN MUELLER and JASON GARCIA, and each of them acting individually, as the attorney and proxy of the undersigned, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of Common Stock of the Company at the Annual Meeting of Stockholders of the Company to be held on December 5, 2007, at 2:00 p.m. local time at the offices of the Company located at 2230 Broadway, Santa Monica, California and any adjournment or postponement thereof, upon all subjects that may properly come before the Meeting, including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated below.

PROPOSAL 1 - Election of Directors

☐  FOR the two nominees listed below.

☐  WITHHOLD AUTHORITY to vote for the two nominees for director listed below.

☐  FOR the two nominees for director listed below, except WITHHOLD AUTHORITY to vote for the nominee whose name is lined through.

Nominees:  Stephen K. Bannon; Trevor Drinkwater

[BACK]

The proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s).  If no direction is made, this proxy will be voted "FOR" the nominees of the Board of Directors in the election of directors.  This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the Meeting or any adjournment or postponement thereof.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, THE PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH AND THE ANNUAL REPORT AND HEREBY RATIFIES ALL THAT THE SAID ATTORNEYS AND PROXIES MAY DO BY VIRTUE HEREOF.

Dated:___________________________________, 2007
[PROXY LABEL]                                                                                  (Complete Date)

______________________________________________
(Stockholder's Signature)

______________________________________________
(Stockholder's Signature)

Note:  Please mark, date, and sign this proxy card and return it in the enclosed envelope.  Please sign as your name appears below.  If shares are registered in more than one name, all owners should sign.  If signing in a fiduciary or representative capacity, please give full title and attach evidence of authority.  Corporations please sign with full corporate name by a duly authorized officer and affix with corporate seal.